Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

October 22, 2018

Roan Resources LLC

14701 Hertz Quail Springs Pkwy.

Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of our estimates of reserves contained in our report entitled “Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Roan Resources LLC” and to the specific references to DeGolyer and MacNaughton as an independent petroleum engineering firm that appear in the Form S-1 to be filed with the United States Securities and Exchange Commission on or about October 23, 2018.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716